Exhibit 10.1

OFFICE LEASE
THIS OFFICE LEASE (the "Lease") is made and entered into as of the Date of this Lease, by and between Landlord and Tenant.  "Date of this Lease" shall mean the date on which the last one of the Landlord and Tenant has signed this Lease.
W I T N E S S E T H:
Subject to and on the terms and conditions of this Lease, Landlord leases to Tenant and Tenant hires from Landlord the Premises.
1.     BASIC LEASE INFORMATION AND DEFINED TERMS.  The key business terms of this Lease and the defined terms used in this Lease are as follows:
1.1     Landlord.  W-CROCKER FIN PLACE OWNER VIII, L.L.C., a Delaware limited liability company authorized to transact business in Florida.
1.2     Tenant.  RIOT BLOCKCHAIN, INC., a Nevada corporation authorized to transact business in Florida.
1.3     Building.  The building containing the Premises located at 100 S.E. Third Avenue, Fort Lauderdale, Florida 33394. The Building is located within the Project.
1.4     Project.   The parcel of land and the buildings and improvements located on such land known as One Financial Plaza located at 100 S.E. Third Avenue, Fort Lauderdale, Broward County, Florida.  The Project is legally described in EXHIBIT "A" to this Lease.
1.5     Premises.  Suite No. 804 on the eighth floor of the Building.  The Premises are depicted in the sketch attached as EXHIBIT "B".  Landlord reserves the right to install, maintain, use, repair, and replace pipes, ducts, conduits, risers, chases, wires, and structural elements leading through the Premises in locations that will not materially interfere with Tenant's use of the Premises.
1.6     Rentable Area of the Premises.  1,694 square feet.  This square footage figure includes an add-on factor for Common Areas in the Building and has been agreed upon by the parties as final and correct and is not subject to challenge or dispute by either party.
1.7     Permitted Use of the Premises.  General office purposes only (see the Use article).
1.8     Commencement Date.  The date Landlord delivers possession of the Premises to Tenant.
1.9     Lease Term.  A term commencing on the Commencement Date and continuing for 39 full calendar months (plus any partial calendar month in which the Commencement Date falls), as extended or sooner terminated under the terms of this Lease.  If the Commencement Date falls on a day other than the first day of a month, then for purposes of calculating the length of the Lease Term, the first month of the Lease Term shall be the month immediately following the month in which the Commencement Date occurs. Tenant shall pay prorated Rent calculated on a per diem basis for the partial month in which the Commencement Date occurs.
1.10    Base Rent.  The following amounts:
Period	Rate P/S/F Per Annum	Monthly Base Rent	Period Base Rent
Months 1 – 12	$33.00	$4,658.50	$55,902.00	*
Months 13 – 24	$33.99	$4,798.26	$57,579.06
Months 25 – 36	$35.01	$4,942.25	$59,306.94
Months 37 – 39	$36.06	$5,090.47	$15,271.41

*See Section 4.2.
Base Rent amounts shown above do not include applicable sales tax, which shall be paid by Tenant together with payments of Base Rent as set forth in the Rent article.

1.11    Allocated Share.  0.61%.  This share is a stipulated percentage, agreed upon by the parties, and constitutes a material part of the economic basis of this Lease and the consideration to Landlord in entering into this Lease.  Landlord may readjust the Allocated Share from time to time based on changes in the rentable area of the Building.
1.12    Security Deposit.  $35,195.35, to be paid to Landlord upon execution of this Lease by Tenant.
1.13    Prepaid Rent.  $7,039.07 (Base Rent, Operating Costs, and sales tax for the first month of the Lease Term for which rent is due and not credited), to be paid to Landlord upon execution of this Lease by Tenant.
1.14    Tenant's Notice Address.  All notices to Tenant under this Lease should be sent to: __________________________________________________________________________________________________.
1.15    Landlord's Notice Address.  W-CROCKER FIN PLACE OWNER VIII, L.L.C., c/o Crocker Partners Property Management LLC, 225 N.E. Mizner Boulevard, Suite 200, Boca Raton, Florida 33432; with a copy to Crocker Partners Property Management LLC, 100 S.E. Third Avenue, Suite 102, Fort Lauderdale, Florida  33394, Attention: Property Manager.
Landlord's Address for Payments.  W-CROCKER FIN PLACE OWNER VIII, L.L.C., c/o Crocker Partners Property Management LLC, 100 S.E. Third Avenue, Suite 102, Fort Lauderdale, FL  33394, Attention: Property Manager.

1.16    Landlord's Broker.  Tower Commercial Real Estate LLC.
1.17    Tenant's Broker.  ComReal Fort Lauderdale
1.18    Intentionally omitted.
1.19    Parking Spaces.  Four Unreserved Spaces at $80.00 per space per month.  The parking charges may be increased by Landlord on each anniversary of the Commencement Date to the then-Building standard rate.  Parking charges are subject to applicable sales tax. (See Parking Article)
1.20    Business Days.  All days other than Saturdays, Sundays, or Legal Holidays.
1.21    Legal Holidays.  New Year's Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, and Christmas Day.
1.22    Landlord Parties.  Landlord and Landlord's directors, officers, partners, members, managers, employees, agents, affiliates, subsidiaries, mortgagee, managing agent, contractors, successors, and assigns.
1.23    Tenant Parties.  Tenant and Tenant's directors, officers, partners, members, managers, employees, agents, and contractors.
1.24    Parties.  The Landlord Parties or Tenant Parties, or both, as the context so permits.
2.    TERM.   This Lease shall constitute a legally binding and enforceable agreement as of the Date of this Lease.  Tenant shall have and hold the Premises for the Lease Term.  The Lease Term shall commence on the Commencement Date.  Landlord shall determine the Commencement Date as provided in the Basic Lease Information and Defined Terms article of this Lease, and shall notify Tenant of the date so determined.  Tenant shall, if Landlord so requests, thereafter execute and return within ten days a letter confirming the Commencement Date and the expiration date of this Lease.
3.    USE.  Tenant shall continuously use and occupy the Premises only for the Permitted Use of the Premises to the extent not prohibited by the Rules and Regulations.  Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose.  Tenant shall conform to the Rules and Regulations. "Rules and Regulations" shall mean the rules and regulations for the Building promulgated by Landlord from time to time.  The Rules and Regulations which apply as of the Date of this Lease are attached as EXHIBIT "D".

4.    RENT.
4.1    General.  Tenant shall pay Rent to Landlord in lawful United States currency.  All Base Rent and additional rent for Operating Costs shall be payable in monthly installments, in advance, beginning on the Commencement Date, and continuing on the first day of each and every calendar month thereafter during the Lease Term.  Unless otherwise expressly provided, all monetary obligations of Tenant to Landlord under this Lease, of any type or nature, other than Base Rent, shall be denominated as additional rent.  Except as otherwise provided, all additional rent payments  (other than Operating Costs which are due together with Base Rent) are due ten days after delivery of an invoice.  Tenant shall pay monthly to Landlord any sales, use, or other tax (excluding state and federal income tax) now or hereafter imposed on any Rent due under this Lease.  The term "Rent" when used in this Lease includes Base Rent and all forms of additional rent.  All Rent shall be paid to Landlord without demand, setoff, or deduction whatsoever, except as specifically provided in this Lease, at  Landlord's Address for Payments, or at such other place as Landlord designates in writing to Tenant.  Tenant's obligations to pay Rent are covenants independent of the Landlord's obligations under this Lease.
4.2    Base Rent Credit.  Provided that Tenant is not in default of this Lease beyond any applicable grace period at any time during the rent credit period, Tenant shall have a Rent credit in the amount of the Base Rent owed for the first three full calendar month of the Lease Term, which credit shall be applied to the installments of Base Rent due for those months.  Accordingly, if the Commencement Date occurs on a day other than the first day of the month, the prorated Rent for the first partial month of the Lease Term shall be due on the Commencement Date and the rent credit period shall commence on the first day of the first full calendar month of the Lease Term and shall expire on the last day of the third full calendar month of the Lease Term.  Tenant shall remain liable for all additional rent owed under this Lease during the rent credit period, such as, but not limited to, Tenant's Allocated Share of Operating Costs.
5.    OPERATING COSTS.
5.1    General.  Tenant shall pay to Landlord its Allocated Share of Operating Costs in accordance with the terms and provisions of this article and based on the following.
5.2    Defined Terms.  The following terms shall have the following definitions:
5.2.1    "Real Estate Taxes" shall mean the total of all taxes, assessments, and other charges by any governmental or quasi-governmental authority that are assessed, levied, or in any manner imposed on the Project, including all charges on the tax bills for the Project, real and personal property taxes, special district taxes and assessments, franchise taxes, solid waste assessments, non-ad valorem assessments or charges, and all payments in lieu of taxes under applicable agreements.  If a tax shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes or otherwise as a result of the ownership of the Project, then the other tax shall be deemed to be included within the definition of "Real Estate Taxes".  "Real Estate Taxes" also includes all costs incurred by Landlord in contesting the amount of the assessment of the Project made for Real Estate Tax purposes, including attorneys', consultants', and appraisers' fees.
5.2.2    "Operating Costs" shall mean the total of all of the costs incurred by Landlord relating to the ownership, operation, and maintenance of the Project and the services provided tenants in the Project.  By way of explanation and clarification, but not by way of limitation, Operating Costs will include the costs and expenses incurred for the following: Real Estate Taxes; pest control; trash and garbage removal (including dumpster rental); porter and matron service; security; Common Areas decorations; repairs, maintenance, and alteration of building systems, Common Areas, and other portions of the Project to be maintained by Landlord; amounts paid under easements or other recorded agreements affecting the Project, including assessments by property owners' or condominium associations; repairs, maintenance, replacements, and improvements for the continued operation of the Building as a first-class building; improvements required by law; improvements in security systems; materials, tools, supplies, and equipment to enable Landlord to supply services that Landlord would otherwise have obtained from a third party; expenditures designed to result in savings or reductions in Operating Costs; landscaping, including fertilization and irrigation supply, parking area maintenance and supply; property management fees; an on-site management office; all utilities serving the Project and not separately billed to or reimbursed by any tenant of the Project; cleaning, window washing, and janitorial services; all insurance customarily carried by owners of comparable buildings or required by any mortgagee of the Building; supplies; service and maintenance contracts for the Project, including life-safety/fire system monitoring; wages, salaries, and other benefits and costs of employees of the Landlord up to and including the property and Regional property managers (including a pro rata share only of the wages and benefits of employees who are employed at more than one building, which pro rata share shall be determined by Landlord and shall be based on Landlord's estimate of the percentage of time spent by the employees at the Project); legal, accounting, and administrative costs; and uniforms and working clothes for employees and the cleaning of them.  Landlord may contract for the performance of some or all of the management and maintenance functions generally described in this section with entities that are affiliated with Landlord.

5.3    Variable Operating Costs.  If during any year the entire Building is not occupied or Landlord is not furnishing utilities or services to all of the premises in the Building, then the Variable Operating Costs for such year shall be "grossed up" (using reasonable projections and assumptions as determined by Landlord) to the amounts that would apply if the entire Building was completely occupied and all of the premises in the Building were provided with the applicable utilities or services.  "Variable Operating Costs" are Operating Costs that are variable with the level of occupancy of the Building (such as janitorial services, utilities, refuse and waste disposal, and management fees).
5.4     Payment.  Landlord shall reasonably estimate the Operating Costs that will be payable for each calendar year.  Tenant shall pay one-twelfth of its Allocated Share of the estimated Operating Costs monthly in advance, together with the payment of Base Rent.  Should any assumptions used in creating a budget change, Landlord may adjust the estimated monthly Operating Costs payments to be made by Tenant by notice to Tenant.  After the conclusion of each calendar year, Landlord shall furnish Tenant a detailed statement of the actual Operating Costs for the year; and an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require.  Tenant waives and releases any and all objections or claims relating to Operating Costs for any calendar year unless, within 30 days after Landlord provides Tenant with the annual statement of the actual Operating Costs for the calendar year, Tenant provides Landlord notice that it disputes the statement and specifies the matters disputed.  If Tenant disputes the statement then, Tenant shall continue to pay the Rent in question to Landlord in the amount provided in the disputed statement pending resolution of the dispute.
5.5    Alternate Computation.  Instead of including in Operating Costs certain costs, Landlord may bill Tenant and Tenant shall pay for those costs in any one or a combination of the following manners:  (a) direct charges for services provided for the exclusive benefit of the Premises that are subject to quantification; (b) based on a formula that takes into account the relative intensity or quantity of use of utilities or services by Tenant and all other recipients of the utilities or services, as reasonably determined by Landlord; or (c) pro rata based on the ratio that the Rentable Area of the Premises bears to the total rentable area of the tenant premises within the Building that are benefited by such costs.
6.    ASSIGNMENT OR SUBLETTING.
6.1    General.  Tenant may not transfer any of its rights under this Lease, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner (any of which, a "transfer"), without Landlord's consent, which may be withheld in Landlord's sole and absolute discretion.  Without limiting the generality of the foregoing, Tenant may not sublease, assign, mortgage, encumber, permit the transfer of direct or indirect ownership or control of the business entity comprising Tenant, or permit any portion of the Premises to be occupied by third parties.  Any transfer by Tenant in violation of this article shall, at Landlord's option, be void.  If Landlord assigns this Lease to a successor who expressly assumes the obligations of Landlord, Landlord shall be released from its obligations.
6.2    UBTI Restrictions.  Without limiting Landlord's right to withhold its consent to any transfer by Tenant, and regardless of whether Landlord shall have consented to any such transfer, neither Tenant nor any other person having an interest in the possession, use, or occupancy of any portion of the Premises shall enter into any lease, sublease, license, concession, assignment, or other transfer or agreement for possession, use, or occupancy of all or any portion of the Premises which provides for rental or other payment for such use, occupancy, or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used, or occupied, and any such purported lease, sublease, license, concession, assignment, or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the Premises.  There shall be no deduction from the rental payable under any sublease or other transfer nor from the amount of the rental passed on to any person or entity, for any expenses or costs related in any way to the subleasing or transfer of such space.
7.    INSURANCE.
7.1    Tenant's Insurance.  Tenant shall obtain and keep in full force and effect the following insurance coverages: (i) commercial general liability insurance, including bodily injury, property damage, premises (including the use or occupancy of the Premises, the Building, and all areas appurtenant to the Premises and the Building, including any parking areas and areas outside the Premises that Tenant is authorized to use temporarily), operations, independent contractors, personal and advertising injury, and contractual liability, on an occurrence basis, on the then most current Insurance Services Office ("ISO") form or its equivalent in the minimum amounts of $1 million per occurrence, $2 million general aggregate, including Designated Location(s) General Aggregate Limit; (ii) commercial automobile liability insurance, on an occurrence basis on the then most current ISO form, including coverage for owned, non-owned, leased, and hired automobiles, in the minimum amount of $1 million combined single limit for bodily injury and property damage; (iii) excess liability insurance in the minimum amount of $5 million with the same inception date as the underlying policies (including general, auto and employer's liability), and which shall be excess over and no less broad than all coverages described above; (iv) Special Causes of Loss form property insurance (ISO CP 10 30 or equivalent in effect in the State in which the Premises are located), in an amount adequate to cover 100% of the replacement costs, without co-insurance, of all of Tenant's property at the Premises; (v) worker's compensation insurance, including statutory limits, and employer's liability insurance with minimum amounts of $1 million each accident for bodily injury by accident, $1 million each employee for bodily injury by disease, and $1 million policy limit for bodily injury by disease; (vi) business income and extra expense insurance covering the risks to be insured by the property insurance described above, on an actual loss sustained basis, but in all events in an amount sufficient to prevent Tenant from being a co-insurer of any loss covered under the applicable policy or policies, including income coverage for a minimum 12 month period; and (vii) such other insurance as may be reasonably required by Landlord. Tenant's insurance shall provide primary and non-contributory coverage to the Landlord Parties when any policy issued to any Landlord Parties provides duplicate or similar coverage, and in such circumstance, Landlord's policy will be excess over Tenant's policy.  None of Tenant's policies may have any deductibles, or any self-insured retentions.

7.2    Insurance Requirements.  All insurance policies shall be written with insurance companies and shall have coverage limits acceptable to Landlord and having a policyholder rating of at least "A-" and a financial size category of at least "Class XII" as rated in the most recent edition of "Best's Key Rating Guide" for insurance companies.  The commercial general liability, automobile liability, and excess liability insurance policies shall name the Landlord Parties as additional insureds (on ISO CG 20 11 01 96 or equivalent for the commercial general liability policy) and require prior notice of cancellation to be delivered in writing to Landlord within the time period applicable to the first named insured.  The commercial general liability and excess liability policies shall include an unmodified Separation of Insureds provision.  The following exclusions/limitations or their equivalent(s) are prohibited:  Contractual Liability Limitation CG 21 39; Amendment of Insured Contract Definition  CG 24 26; any endorsement modifying the Employer's Liability exclusion or deleting the exception to it; any "Insured vs. Insured" exclusion except Named Insured vs. Named Insured; and any Punitive, Exemplary, or Multiplied Damages exclusion.  Tenant shall furnish evidence that it maintains all insurance coverages required under this Lease (ACORD 25 for liability insurance and the ACORD 28 for Commercial Property Insurance, with copies of declaration pages for each required policy) at least ten days before entering the Premises for any reason.  The ACORD 25 Form Certificate of Insurance for the liability insurance policy shall specify the policy form number and edition date and shall have attached to it a copy of the additional insureds endorsement listing the Landlord Parties.  Coverage amounts for the liability insurance may be increased periodically in accordance with industry standards for similar properties.
7.3    Waiver of Subrogation.  Except as otherwise provided in the penultimate sentence of this section, Landlord and Tenant each expressly, knowingly, and voluntarily waive and release their respective rights of recovery that they may have against the other or the other's Parties and against every other tenant in the Project who shall have executed a waiver similar to this one for loss or damage to its property, and property of third parties in the care, custody, and control of Tenant, and loss of business (specifically including loss of Rent by Landlord and business interruption by Tenant) directly or by way of subrogation or otherwise as a result of the acts or omissions of the other party or the other party's Parties (specifically including the negligence of either party or its Parties and the intentional misconduct of the Parties of either party), to the extent any such claims are covered by the property, rental income, business income, or extra expense insurance carried or required to be carried under the terms of this Lease (whether or not actually carried by either party), or other property insurance that either party may carry at the time of an occurrence or under a so-called "special perils" or "special form causes of loss" property insurance policy or under a so-called "contents" insurance policy (whether or not actually carried).  Tenant assumes all risk of damage to and loss of Tenant's property within the Building, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or from any other cause.  Landlord and Tenant shall each, on or before the earlier of the Commencement Date or the date on which Tenant first enters the Premises for any purpose, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer concerning the commercial general liability, commercial automobile liability, workers' compensation, employer's liability, property, rental income, and business interruption insurance maintained by it for the Project and the property located in the Premises.  The release by Landlord in favor of Tenant shall not apply, and shall be void and of no force or effect, if Landlord's insurance coverage is denied, invalidated, or nullified by reason of any act or failure to act of any of the Tenant Parties or Tenant's invitees.  This section shall control over any other provisions of this Lease in conflict with it and shall survive the expiration or sooner termination of this Lease.
8.    DEFAULT.
8.1    Events of Default.  Each of the following shall be an event of default under this Lease: (a) Tenant fails to make any payment of Rent when due;  (b) Tenant becomes bankrupt or insolvent or makes an assignment for the benefit of creditors or takes the benefit of any insolvency act, or if any debtor proceedings are taken by or against Tenant; (c) Tenant abandons the Premises; (d) Tenant transfers this Lease in violation of the Assignment or Subletting article; (e) Tenant fails to deliver an estoppel certificate or subordination agreement or maintain required insurance coverages within the time periods required by this Lease; (f) Tenant does not comply with its obligations to vacate the Premises under the Relocation of Tenant or End of Term articles of this Lease; or (g) Tenant fails to perform any other obligation under this Lease.
8.2    Remedies.  If Tenant defaults, in addition to all remedies provided by law, Landlord may declare the entire balance of all forms of Rent due under this Lease for the remainder of the Lease Term to be forthwith due and payable and may collect the then present value of the Rents (calculated using a discount rate equal to the discount rate of the branch of the Federal Reserve Bank closest to the Premises in effect as of the date of the default).  If this Lease is rejected in any bankruptcy proceeding, Rent for the entire month in which the rejection occurs shall be due and payable in full and shall not be prorated.

8.3    Landlord's Right to Perform.  If Tenant defaults, Landlord may, but shall have no obligation to, perform the obligations of Tenant, and if Landlord, in doing so, makes any expenditures or incurs any obligation for the payment of money, including reasonable attorneys' fees, the sums so paid or obligations incurred shall be paid by Tenant to Landlord upon receipt of a bill or statement to Tenant therefor.
8.4    Late Charges, Interest, and Bad Checks.  If any payment due Landlord shall not be paid when due, Tenant shall pay, in addition to the payment then due, an administrative charge equal to the greater of (a) 5% of the past due payment; or (b) $250.  All payments due Landlord shall bear interest at the lesser of: (a) 18% per annum, or (b) the highest rate of interest permitted to be charged by applicable law, accruing from the date the obligation arose through the date payment is actually received by Landlord, including after the date of any judgment against Tenant.  If any check given to Landlord for any payment is dishonored for any reason whatsoever not attributable to Landlord, in addition to all other remedies available to Landlord, upon demand, Tenant will reimburse Landlord for all insufficient funds, bank, or returned check fees, plus an administrative fee not to exceed the maximum amount prescribed by law.  In addition, Landlord may require all future payments from Tenant to be made by cashier's check from a local bank, ACH payments, or by Federal Reserve wire transfer to Landlord's account.
8.5    Limitations.  None of the Landlord Parties shall ever have any personal liability to Tenant.  No person holding Landlord's interest shall have any liability after such person ceases to hold such interest, except for any liability accruing while such person held such interest.  TENANT SHALL LOOK SOLELY TO LANDLORD'S ESTATE AND INTEREST IN THE BUILDING FOR THE SATISFACTION OF ANY CLAIMS BY TENANT OF ANY KIND WHATSOEVER ARISING FROM THE RELATIONSHIP BETWEEN THE PARTIES OR ANY RIGHTS AND OBLIGATIONS THEY MAY HAVE RELATING TO THE PROJECT, THIS LEASE, OR ANYTHING RELATED TO EITHER, AND NO OTHER ASSETS OF LANDLORD SHALL BE SUBJECT TO LEVY, EXECUTION, OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF TENANT'S RIGHTS OR REMEDIES, OR ANY OTHER LIABILITY OF LANDLORD TO TENANT OF WHATEVER KIND OR NATURE. No act or omission of Landlord or its agents shall constitute an actual or constructive eviction of Tenant or a default by Landlord as to any of its obligations under this Lease unless Landlord shall have first received written notice from Tenant of the claimed default and shall have failed to cure it after having been afforded reasonable time in which to do so, which in no event shall be less than 30 days.  Further, Tenant waives any claims against Landlord that Tenant does not make in writing within 30 days of the onset of the cause of such claim.  Landlord and Tenant each waive all rights they may have (other than rights for defaults under the Estoppel Certificate, Subordination, and End of Term articles) to consequential damages, lost profits, punitive damages, or special damages of any kind.
8.6    Presumption of Abandonment.  It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for ten consecutive days while in monetary default.  Any grace periods set forth in this article shall not apply to the application of this presumption.
9.    ALTERATIONS.  "Alterations" shall mean any alteration, addition, or improvement in or on or to the Premises of any kind or nature, including any improvements made before Tenant's occupancy of the Premises.  Tenant shall make no Alterations without the prior written consent of Landlord, which consent may be withheld or conditioned in Landlord's sole discretion.  However, Landlord will not unreasonably withhold or delay consent to non-structural interior Alterations, provided that they do not involve demolition of improvements, affect utility services or Building systems, are not visible from outside the Premises, do not affect Landlord's insurance coverages for the Building, and do not require other alterations, additions, or improvements to areas outside the Premises.  Tenant shall reimburse Landlord, on demand, for the actual out-of-pocket costs for the services of any third party employed by Landlord to review or prepare any Alteration-related plan or other document for which Landlord's consent or approval is required.  Landlord, or its agent or contractor, may supervise the performance of any Alterations, and, if so, Tenant shall pay to Landlord an amount equal to 5% of the cost of the work, as a supervisory fee.  Except as expressly set forth in this Lease, Landlord has made no representation or promise as to the condition of the Premises, Landlord shall not perform any alterations, additions, or improvements to make the Premises suitable and ready for occupancy and use by Tenant, and Tenant shall accept possession of the Premises in its then "as-is", "where-is" condition, without representation or warranty of any kind by Landlord.  Except for work to be performed by Landlord, before any Alterations are undertaken by or on behalf of Tenant, Tenant shall obtain Landlord's approval of all contractors performing such Alterations, and shall deliver to Landlord any governmental permit required for the Alterations and shall require any contractor performing work on the Premises to obtain and maintain, at no expense to Landlord, workers' compensation and employer's liability insurance, builder's risk insurance in the amount of the replacement cost of the applicable Alterations (or such other amount reasonably required by Landlord), commercial general liability insurance, written on an occurrence basis with minimum limits of $2 million per occurrence limit, $2 million general aggregate limit, $2 million personal and advertising limit, and $2 million products/completed operations limit (including contractual liability, broad form property damage and contractor's protective liability coverage); commercial automobile liability insurance, on an occurrence basis on the then most current ISO form, including coverage for owned, non-owned, leased, and hired automobiles, in the minimum amount of $1 million combined single limit for bodily injury and property damage; and excess liability insurance in the minimum amount of $5 million.  Contractor's insurance shall contain an endorsement insuring the Landlord Parties as additional insureds and shall be primary and non-contributory over any other coverage available to the Landlord. The Contractor's insurance shall also comply with the requirement of the Insurance article.  All Alterations by Tenant shall also comply with Landlord's rules and requirements for contractors performing work in the Project.

10.    LIENS.   In accordance with the applicable provisions of the Florida Mechanic's Lien Law and specifically Florida Statutes, Section 713.10, no interest of Landlord whether personally or in the Premises, or in the underlying land or Building of which the Premises are a part or the leasehold interest aforesaid shall be subject to liens for improvements made by Tenant or caused to be made by Tenant hereunder.  Further, Tenant acknowledges that Tenant, with respect to improvements or alterations made by Tenant or caused to be made by Tenant hereunder, shall promptly notify the contractor making such improvements to the Premises of this provision exculpating Landlord's liability for such liens.  Tenant represents to Landlord that any improvements that might be made by Tenant to the Premises are not required to be made under the terms of this Lease and that any improvements which may be made by Tenant do not constitute the "pith of the lease" under applicable Florida case law.  Notwithstanding the foregoing, if any mechanic's lien or other lien, attachment, judgment, execution, writ, charge or encumbrance is filed against the Building or the Premises or this leasehold, or any alterations, fixtures or improvements therein or thereto, as a result of any work action or inaction done by or at the direction of Tenant or any of Tenant's Agents, Tenant will discharge same of record within ten (10) days after the filing thereof, failing which Tenant will be in default under this Lease.  In such event, without waiving Tenant's default, Landlord, in addition to all other available rights and remedies, without further notice, may discharge the same of record by payment, bonding or otherwise, as Landlord may elect, and upon request Tenant will reimburse Landlord for all costs and expenses so incurred by Landlord plus interest thereon at the rate of eighteen percent (18%) per annum
11.    ACCESS TO PREMISES.  Landlord and persons authorized by Landlord shall have the right, at all reasonable times, to enter and inspect the Premises and to make repairs and alterations Landlord deems necessary, with reasonable prior notice (which may be by telephone or e-mail), except in cases of emergency and for provision of janitorial services, when no notice shall be required.
12.    COMMON AREAS.  The "Common Areas" of the Project include such areas and facilities as delivery facilities, walkways, landscaped and planted areas, and parking facilities and are those areas designated by Landlord for the general use in common of occupants of the Project, including Tenant.  The Common Areas shall at all times be subject to the exclusive control and management of Landlord.  Landlord may grant third parties specific rights concerning portions of the Common Areas.  Landlord may increase, reduce, improve, or otherwise alter the Common Areas, otherwise make improvements, alterations, or additions to the Project, and change the name or number by which the Building or Project is known.  Landlord may also temporarily close the Common Areas to make repairs or improvements.  In addition, Landlord may temporarily close the Building or Project and preclude access to the Premises in the event of casualty, governmental requirements, the threat of an emergency such as a hurricane or other act of God, or if Landlord otherwise reasonably deems it necessary in order to prevent damage or injury to person or property.  This Lease does not create, nor will Tenant have any express or implied easement for, or other rights to, air, light, or view over, from, or about the Project.
13.    SECURITY INTEREST.  As security for Tenant's obligations under this Lease, Tenant grants to Landlord a security interest in this Lease and all property of Tenant now or hereafter placed in or upon the Premises including, all fixtures, furniture, inventory, machinery, equipment, merchandise, furnishings, and other articles of personal property, and all insurance proceeds of or relating to Tenant's property and all accessions and additions to, substitutions for, and replacements, products, and proceeds of the Tenant's property.  This Lease constitutes a security agreement under the Florida Uniform Commercial Code. This security interest shall survive the expiration or sooner termination of this Lease.

14.    CASUALTY DAMAGE.  If: (a) the Building or Project or a material part of the Common Areas shall be so damaged that substantial alteration or reconstruction shall, in Landlord's opinion, be required  (whether or not the Premises shall have been damaged by the casualty); or (b) Landlord is not permitted to rebuild the Building or Project or a material part of the Common Areas in substantially the same form as it existed before the damage; or (c) the Premises shall be materially damaged by casualty during the last two years of the Lease Term; or (d) any mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (e) the damage is not fully covered by insurance maintained by Landlord; then Landlord may, within 90 days after the casualty, give notice to Tenant of Landlord's election to terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifth day after the notice is delivered.  If Landlord does not elect to terminate this Lease, Landlord shall proceed with reasonable diligence to restore the Building and the Premises to substantially the same condition they were in immediately before the casualty.  However, Landlord shall not be required to restore any unleased premises in the Building or any portion of Tenant's property.  Rent shall abate in proportion to the portion of the Premises not usable by Tenant as a result of any casualty resulting in damage to the Building which is covered by insurance carried or required to be carried by Landlord under this Lease, as of the date on which the Premises becomes unusable.  Landlord shall not otherwise be liable to Tenant for any delay in restoring the Premises or any inconvenience or annoyance to Tenant or injury to Tenant's business resulting in any way from the damage or the repairs, Tenant's sole remedy being the right to an abatement of Rent.
15.    CONDEMNATION.  If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu of condemnation, this Lease shall terminate on the date on which possession of the Premises is delivered to the condemning authority and Rent shall be apportioned and paid to that date.  If no portion of the Premises is taken but a substantial portion of the Building is taken, at Landlord's option, this Lease shall terminate on the date on which possession of such portion of the Building is delivered to the condemning authority and Rent shall be apportioned and paid to that date.  Tenant shall have no claim against Landlord, and assigns to Landlord any claims it may have otherwise had, for the value of any unexpired portion of the Lease Term, or any Alterations.  Tenant shall not be entitled to any part of the condemnation award or private purchase price.  If this Lease is not terminated as provided above, Rent shall abate in proportion to the portion of the Premises condemned.
16.    REPAIR AND MAINTENANCE.
  Landlord shall repair and maintain in good order and condition, ordinary wear and tear excepted, the Common Areas, mechanical and equipment rooms, the roof of the Building, the exterior walls of the Building, the exterior windows of the Building, the structural portions of the Building, the elevators, and the electrical, plumbing, mechanical, fire protection, life safety, and HVAC systems servicing the Building.  However, unless the Waiver of Subrogation section applies, Tenant shall pay the cost of any such repairs or maintenance resulting from acts or omissions of the Tenant Parties.  Additionally, Landlord shall replace the Building standard fluorescent light tubes in the Premises.  Tenant waives the provisions of any law, or any right Tenant may have under common law, permitting Tenant to make repairs at Landlord's expense or to withhold Rent or terminate this Lease based on any alleged failure of Landlord to make repairs.  All costs associated with the repair and maintenance obligations of Landlord under this article shall be included in and constitute Operating Costs.  Except to the extent Landlord is obligated to repair and maintain the Premises as provided above, Tenant shall, at its sole cost, repair, replace, and maintain the Premises (including the walls, ceilings, and floors in the Premises, and any specialized or supplemental electrical, lighting, plumbing, mechanical, fire protection, life safety and HVAC systems exclusively for Tenant's use) in a clean, attractive, first-class condition.  All replacements shall be of equal quality and class to the original items replaced.  Tenant shall not commit or allow to be committed any waste on any portion of the Premises.  Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair.  Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice, or require that Tenant perform such obligations by using contractors approved by Landlord, all at Tenant's expense.  All work shall be performed in accordance with Landlord's rules and procedures.

17.    ESTOPPEL CERTIFICATES.  From time to time, Tenant, on not less than five days' prior notice, shall execute and deliver to Landlord an estoppel certificate in the form attached as EXHIBIT "F" to this Lease, or if otherwise requested by Landlord, a form generally consistent with the requirements of institutional lenders and prospective purchasers and certified to all or any of Landlord, any mortgagee or prospective mortgagee, or prospective purchaser of the Building.
18.    SUBORDINATION.  This Lease is and shall be subject and subordinate to all mortgages and ground leases that may now or hereafter affect the Building, and to all renewals, modifications, consolidations, replacements, and extensions of the mortgages and leases.   This article shall be self-operative and no further instrument of subordination shall be necessary.  However, in confirmation of this subordination, Tenant shall execute any agreement that Landlord may request within ten days after receipt from Landlord.  If any ground or underlying lease is terminated, or if the interest of Landlord under this Lease is transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if the holder of any mortgage acquires a lease in substitution for the mortgage, or if this Lease is terminated by termination of any lease or by foreclosure of any mortgage to which this Lease is or may be subordinate, then Tenant will, at the option to be exercised in writing by the landlord under any ground or underlying lease or the purchaser, assignee, or tenant, as the case may be (a) attorn to it and will perform for its benefit all the terms, covenants, and conditions of this Lease on Tenant's part to be performed with the same force and effect as if the landlord or the purchaser, assignee, or tenant were the landlord originally named in this Lease, or (b) enter into a new lease with the landlord or the purchaser, assignee, or tenant for the remainder of the Lease Term and otherwise on the same terms, conditions, and rents as provided in this Lease.

19.    INDEMNIFICATION.  To the fullest extent permitted by law, Tenant shall indemnify, defend, and save harmless the Landlord Parties from and against any and all liability (including reasonable attorneys' fees) resulting from claims by third parties in connection with the Premises.  Similarly, to the fullest extent permitted by law, Landlord shall indemnify, defend, and save harmless the Tenant Parties from and against any and all liability (including reasonable attorneys' fees) resulting from claims by third parties in connection with the Common Areas to the same extent that Tenant would have been covered had it been named as an additional insured on the commercial general liability insurance policy carried by Landlord for the Project, provided such liability is occasioned by the wrongful act or omission of any of the Landlord Parties.  It is intended that the indemnitor indemnify the indemnitee, and its Parties against the consequences of their own negligence or fault, even when the indemnitee or its Parties is jointly, comparatively, contributively, or concurrently negligent with the indemnitor, and even though any such claim, cause of action, or suit is based upon or alleged to be based upon the strict liability of the indemnitee or its Parties, and the indemnitor waives and releases all claims against the indemnitee and its Parties for any claim covered by the indemnity obligations of the indemnitor under this article.  This Indemnification article shall not be construed to restrict, limit, or modify either party's insurance obligations under this Lease, nor shall Landlord's or Tenant's indemnification obligations under this article be limited by the minimum amounts of insurance carried or required to be carried under the terms of this Lease by either party.  Either party's compliance with the insurance requirements under this Lease shall not restrict, limit, or modify that party's obligations under this Indemnification article. Notwithstanding anything in this article to the contrary, if and to the extent that any loss occasioned by any of the events described in this article exceeds the greater of the coverage or amount of insurance required to be carried by the indemnitor or the coverage or amount of insurance actually carried by the indemnitor, or results from any event not required to be insured against and not actually insured against, the party at fault shall pay the amount not actually covered. These indemnification provisions shall survive the expiration or sooner termination of this Lease.
20.    NO WAIVER.  The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver.  The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default.  No waiver shall be effective unless expressed in writing and signed by the waiving party.  No notice to or demand on a party shall of itself entitle the party to any other or further notice or demand in similar or other circumstances.  The receipt by Landlord of any Rent after default on the part of Tenant (whether the Rent is due before or after the default) shall not excuse any delays as to future Rent payments and shall not be deemed to operate as a waiver of any then-existing default by Tenant or of the right of Landlord to pursue any available remedies.  No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent actually owed under the terms of this Lease shall be deemed to be anything other than a payment on account of the earliest stipulated Rent due.  No endorsement or statement on any check or any letter accompanying any check or payment of Rent will be deemed an accord and satisfaction.  Landlord may accept the check or payment without prejudice to Landlord's right to recover the balance of the Rent or to pursue any other remedy.  It is the intention of the parties that this article will modify the common law rules of waiver and estoppel and the provisions of any statute that might dictate a contrary result.
21.    SERVICES AND UTILITIES.  Landlord shall furnish the following services:  (a) air conditioning and heating in season Monday through Friday from 8:00 a.m. - 6:00 p.m., and Saturdays from 8:00 a.m. - 1:00 p.m., Legal Holidays excluded; at other times, air conditioning and heating will be furnished at the then Building standard charge (payable by Tenant to Landlord on written demand by Landlord) and on then Building standard terms relating to advance notice, minimum hours, minimum zones, and other matters; (b) janitorial and general cleaning service on Business Days; (c) passenger elevator service from the Building's lobby to the Premises; (d) common restroom facilities and necessary lavatory supplies, including cold running water; and (e) electricity for the purposes of lighting and general office equipment use in amounts consistent with Building standard electrical capacities for the Premises (excluding electricity for separately metered equipment exclusively serving the Premises, such as supplemental HVAC units, the costs for which shall be paid by Tenant to Landlord upon receipt of an invoice from Landlord).  Landlord shall have the right to select the Building's electric service provider and to switch providers at any time and to increase the normal business hours.  Tenant's use of electrical, HVAC or other services furnished by Landlord shall not exceed, either in voltage, rated capacity, use, or overall load, that which Landlord deems to be standard for the Building.  Tenant shall pay all costs associated with any such additional utility or service usage, including the installation of separate meters.  In no event shall Landlord be liable for damages resulting from the failure to furnish any service, and any interruption or failure shall in no manner entitle Tenant to any remedies including abatement of Rent. The HVAC air distribution system and control system will remain under the control of Landlord, who will regulate the systems' setting and adjustment.  At Landlord's option, Landlord may secure HVAC controls (thermostats) in lockable metal boxes to regulate the efficiency and use of the system.  Tenant agrees that Landlord will have complete control over the setting and regulation of all air distribution, vents, vanes and dampers so as to provide comfortable working conditions. If at any time during the Lease Term the Project has any type of access control system for the Parking Areas or the Building, Landlord shall furnish Tenant, at Landlord's cost and expense, a number of access cards equal to the number of occupants of the Premises at the time such system is installed.  Any replacement cards shall be purchased from Landlord by Tenant at the then Building standard charge.

22.    SECURITY DEPOSIT.
22.1    The Security Deposit shall be held by Landlord as security for Tenant's full and faithful performance of this Lease including the payment of Rent.  Tenant grants Landlord a security interest in the Security Deposit.  The Security Deposit may be commingled with other funds of Landlord and Landlord shall have no liability for payment of any interest on the Security Deposit.  Landlord may apply the Security Deposit to the extent required to cure any default by Tenant.  If Landlord so applies the Security Deposit, Tenant shall deliver to Landlord the amount necessary to replenish the Security Deposit to its original sum within five days after notice from Landlord.  The Security Deposit shall not be deemed an advance payment of Rent or a measure of damages for any default by Tenant, nor shall it be a defense to any action that Landlord may bring against Tenant.  If Tenant fully and faithfully complies with all of the terms, covenants, and conditions of this Lease, any part of the Security Deposit not used or retained by Landlord under the terms of this Lease shall be returned to Tenant within 45 days after the expiration of the Lease Term and after Tenant's delivery of possession of the Premises to Landlord.  However, if at the expiration of the Lease Term there are any amounts that may be due from Tenant that have not yet been finally determined (for example, Rent for Operating Costs for the year in which the Lease Term expires) then Landlord may estimate the amounts that will be owed and deduct them from the Security Deposit.  When the actual amounts are finally determined, an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the circumstance may require, to the end that Landlord shall receive the entire amount actually owed by Tenant and Tenant shall receive reimbursement for any overpayments.
22.2    If (i) Tenant fully and faithfully complies with all of the terms, covenants, and conditions of this Lease and has not been in default during the period following the Commencement Date, (ii) Tenant's financial condition is equal to or better than its financial condition on the Date of this Lease, (iii) Tenant has been current in all of its monetary and other obligations under this Lease for the period following the Commencement Date, and (iv) Landlord has not drawn on the Security Deposit for a default by Tenant, then in each instance, upon Tenant's written request at least three (3) months, but not earlier than six (6) months, prior to each date on which Tenant is requesting that a portion of the Security Deposit be released, the amount of the Security Deposit shall be reduced by an amount equal to 1/5th of the Security Deposit on the 1st day of each of the 16th and 28th full calendar months of the Lease Term and Tenant shall have a Rent credit in the amount of 1/5th of the Security Deposit for each of the 16th and 28th full calendar months of the Lease Term, which credit shall be applied to the installments of Base Rent due for those months; provided that, in no event shall the remaining Security Deposit amount be less than $28,156.28 at the time of the first such reduction and no less than $21,117.21 at the time of the second such reduction.
23.    GOVERNMENTAL REGULATIONS.  Tenant shall promptly comply with all laws, codes, and ordinances of governmental authorities, including the Americans with Disabilities Act of 1990 (the "ADA") and all similar present or future laws relating to the Premises, including the performance of any work to the Common Areas required because of Tenant's specific use (as opposed to general office use) of the Premises or Alterations to the Premises made by Tenant.
24.    SIGNS.  No signage shall be placed by Tenant on any portion of the Project. However, Tenant shall be permitted to place a sign bearing its name in a location approved by Landlord near the entrance to the Premises (at Tenant's cost) and will be furnished a single listing of its name in the Building's directory (at Tenant's cost), all in accordance with the criteria adopted from time to time by Landlord for the Project.  Any changes or additional listings in the directory shall be furnished (subject to availability of space) for the then Building standard charge.
25.    BROKER. Landlord and Tenant each represent and warrant that they have neither consulted nor negotiated with any broker or finder regarding the Premises, except the Landlord's Broker and Tenant's Broker.  Landlord shall pay Landlord's Broker and Tenant's Broker pursuant to separate written agreements, provided that neither the foregoing nor anything else in this Lease is intended to grant such Brokers any rights under this Lease or make them third party beneficiaries of this Lease.  Tenant shall indemnify, defend, and hold Landlord harmless from and against any claims for commissions from any real estate broker other than Landlord's Broker and Tenant's Broker with whom Tenant has dealt in connection with this Lease.  Landlord shall indemnify, defend, and hold Tenant harmless from and against payment of any leasing commission due Landlord's Broker and Tenant's Broker in connection with this Lease and any claims for commissions from any real estate broker other than Landlord's Broker and Tenant's Broker with whom Landlord has dealt in connection with this Lease.  The terms of this article shall survive the expiration or earlier termination of this Lease.

26.    END OF TERM.  Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease or Tenant's right of possession in good order and condition, broom-clean, except for reasonable wear and tear.  All Alterations made by Landlord or Tenant to the Premises shall become Landlord's property on the expiration or sooner termination of the Lease Term.  On the expiration or sooner termination of the Lease Term, Tenant, at its expense, shall remove from the Premises all of Tenant's personal property, all computer and telecommunications wiring, and all Alterations that Landlord designates by notice to Tenant.  Tenant shall also repair any damage to the Premises caused by the removal.  Any items of Tenant's property that shall remain in the Premises after the expiration or sooner termination of the Lease Term, may, at the option of Landlord and without notice, be deemed to have been abandoned, and in that case, those items may be retained by Landlord as its property to be disposed of by Landlord, without accountability or notice to Tenant or any other party, in the manner Landlord shall determine, at Tenant's expense.
27.    ATTORNEYS' FEES. Except as otherwise provided in this Lease, the prevailing party in any litigation or arbitration arising out of or in any manner based on or relating to this Lease, including tort actions and actions for injunctive, declaratory, and provisional relief, shall be entitled to recover from the losing party actual attorneys' fees and costs, including fees for litigating the fees incurred and fees in connection with bankruptcy or appellate proceedings.  In addition, if Landlord becomes a party to any suit or proceeding affecting the Premises or involving this Lease or Tenant's interest under this Lease, other than a suit between Landlord and Tenant, or if Landlord engages counsel to collect any of the amounts owed under this Lease, or to enforce performance of any of the agreements, conditions, covenants, provisions, or stipulations of this Lease, without commencing litigation, then the costs, expenses, and reasonable attorneys' fees and disbursements incurred by Landlord shall be paid to Landlord by Tenant.
28.    NOTICES.  Any notice to be given under this Lease may be given either by a party itself or by its attorney or agent and shall be in writing and delivered by hand, by nationally recognized overnight air courier service (such as FedEx), or by the United States Postal Service, registered or certified mail, return receipt requested, in each case addressed to the respective party at the party's notice address.  A notice shall be deemed effective upon receipt or the date sent if it is returned to the addressor because it is refused, unclaimed, or the addressee has moved.
29.    EXCUSABLE DELAY.  For purposes of this Lease, the term "Excusable Delay" shall mean any delays due to strikes, lockouts, civil commotion, war or warlike operations, acts of terrorism, acts of a public enemy, acts of bioterrorism, epidemics, quarantines, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material, utility, or service because of governmental restrictions, hurricanes, floods, or other natural disasters, acts of God, or any other cause beyond the direct control of the party delayed.  Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason of any Excusable Delay, then provided notice of the Excusable Delay is given to the other party within ten days after its occurrence, performance of the act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of the delay.  The provisions of this article shall not operate to excuse Tenant from the payment of Rent or from surrendering the Premises at the end of the Lease Term, or from the obligations to maintain insurance, and shall not operate to extend the Lease Term.  Delays or failures to perform resulting from lack of funds or the increased cost of obtaining labor and materials shall not be deemed delays beyond the direct control of a party.
30.    QUIET ENJOYMENT.  Landlord covenants and agrees that, on Tenant's paying rent and performing all of the other provisions of this Lease on its part to be performed, Tenant may peaceably and quietly hold and enjoy the Premises for the Lease Term without material hindrance or interruption by Landlord or any other person claiming by, through, or under Landlord, subject, nevertheless, to the terms, covenants, and conditions of this Lease and all existing or future ground leases, underlying leases, or mortgages encumbering the Project.
31.    RELOCATION OF TENANT.  Landlord may move Tenant from the Premises to a reasonably equivalent space within the Project comparable in size and layout, on not less than 30 days' notice to Tenant.  If Landlord relocates Tenant, Landlord shall perform the interior improvements to the new space of approximate equivalence to the interior improvements in the original Premises and pay the reasonable costs of moving Tenant's property to the new space.  Landlord will also reimburse Tenant for reasonable costs of replacement of stationery, and telecommunications relocation.  Such a relocation shall not terminate or otherwise modify this Lease except that from and after the date of the relocation, the "Premises" shall refer to the relocation space into which Tenant has been moved, rather than the original Premises as defined in this Lease.  If the rentable area of the relocation space is more or less than the rentable area of the original Premises, then the Base Rent and Tenant's Allocated Share and all other terms of this Lease derived from the area of the Premises shall be appropriately adjusted.

32.    PARKING.  Tenant shall be entitled to use no more than the number of parking spaces in the Parking Areas and on such terms as specified in the Basic Lease Information and Defined Terms article of this Lease.  Additional Rent for parking spaces shall be as provided in the Basic Lease Information and Defined Terms article of this Lease and shall be due and payable, in advance, at the same time as monthly installments of Base Rent are due and payable under this Lease, plus all applicable sales taxes. Tenant shall pay for all such allocated spaces whether Tenant actually uses such spaces or not.  The parking spaces may only be used by principals and employees of Tenant.  Tenant acknowledges that its guests and visitors will be charged for parking at then current rates. "Parking Areas" shall mean the areas available for automobile parking in connection with the Building as those areas may be designated by Landlord from time to time. Except for particular spaces and areas designated from time to time by Landlord for reserved parking, if any, all parking in the Parking Areas shall be on an unreserved, first-come, first-served basis.  Landlord reserves the right to (a) reduce the number of spaces in the Parking Areas, as long as the number of parking spaces remaining is in compliance with all applicable governmental requirements; (b) to reserve spaces for the exclusive use of specific parties and change the location of any reserved spaces; and (c) change the access to the Parking Areas, provided that some manner of reasonable access to the Parking Areas remains after the change; and none of the foregoing shall entitle Tenant to any claim against Landlord  or to any abatement of Rent.  Landlord (or the operator of the Parking Areas) may charge Tenant (and/or its employees, agents, contractors, invitees, and visitors) directly for the parking fee established by Landlord (or the operator) from time to time for the use of the Parking Areas.  Parking charges may be increased on each anniversary of the Commencement Date based on Building standard rates. Landlord shall have no liability to Tenant for unauthorized parking in reserved spaces, and shall not be required to tow any unauthorized vehicles.
33.    FINANCIAL REPORTING.  From time to time, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant's sole cost and expense, upon not less than ten days' advance written notice from Landlord:  (a) a current financial statement, including a balance sheet and a statement of income and expenses, for Tenant and Tenant's financial statements for the previous two accounting years, and (b) such other financial information pertaining to Tenant as Landlord or any lender or purchaser may reasonably request.  All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Tenant authorizes Landlord to obtain a credit report or credit history on Tenant from any credit reporting company from time to time without notice to Tenant.
34.    OPTION TO EXTEND.
34.1    Tenant shall have the option to extend the Lease Term for an additional period of 60 months, on the same terms and conditions as provided in this Lease, except that, for the extended term:
34.1.1    Upon exercise of this option to extend the Lease Term, this Lease, as extended, shall not contain any further option to extend as provided in this article;
34.1.2    The Base Rent shall be determined as set forth below, but in no event shall it be less than the Base Rent payable for the 12-month period immediately preceding the current expiration date of the Lease Term; and
34.1.3    Landlord shall have no obligation to perform any alterations or tenant improvements or other work in the Premises and Tenant shall continue possession of the Premises in its "as-is," "where-is," and "with all faults" condition.
34.2    The exercise of the option set forth in this article shall only be effective on, and in strict compliance with, the following terms and conditions:
34.2.1    Notice of Tenant's exercise of the option (the "Extension Notice") shall be given by Tenant to Landlord no earlier than 15 months and no later than 9 months before the current expiration date of the Lease Term.  TIME SHALL BE OF THE ESSENCE AS TO THE EXERCISE OF ANY ELECTION BY TENANT UNDER THIS ARTICLE.
34.2.2    At the time of Tenant giving Landlord notice of its election to extend the Lease Term and on the expiration of the current Lease Term, this Lease shall be in full force and effect and Tenant shall not be in default under any of the terms, covenants, and conditions of this Lease beyond any applicable grace period.

34.2.3    The rights granted to Tenant under this article are personal to the original named Tenant in this Lease and may not be assigned or exercised by anyone other than such Tenant and only while such Tenant is in possession of the entire Premises.
34.2.4    Tenant shall increase the Security Deposit to an amount equal to two months' installments of Base Rent at the rate payable for the extended Lease Term, with the increased Security Deposit to be paid within 15 days of the determination of the Base Rent for the extended Lease Term as provided in this article.
34.3    The Base Rent shall be a sum equal to the fair market renewal rental value of the Premises for the extended Lease Term, based on and taking into account the rentals at which extensions or renewals of leases are being concluded for comparable space in the Project and in comparable Class "A" buildings in the Fort Lauderdale, Florida area at that time and for such a term and taking into account the terms and conditions of this Lease and anticipated inflation during the extended Lease Term (the "Fair Market Rental Value" or the "Value").
34.4    Within 30 days after receipt of the Extension Notice, Landlord shall advise Tenant of the applicable Fair Market Rental Value for the extended Lease Term.  If Tenant disagrees with Landlord's determination of Fair Market Rental Value, Tenant shall provide written notice to Landlord of its objection, within 30 days of Landlord's notice to Tenant, including Tenant's statement of what it believes the Fair Market Rental Value should be.  If Tenant has not timely provided an objection notice, then Landlord and Tenant shall enter into an amendment to this Lease extending the Lease Term on the terms and conditions of this article.
34.5    If Tenant delivers a timely objection notice, then upon Landlord's receipt of the notice, Landlord and Tenant shall, for a period of 30 days, negotiate in good faith to agree on the Fair Market Rental Value.  Upon agreement, Landlord and Tenant shall enter into an amendment to this Lease extending the Lease Term on the terms and conditions of this article.  If the parties cannot agree on the Fair Market Rental Value within such 30-day period, then Landlord and Tenant shall meet with each other within 35 days after Landlord's receipt of Tenant's objection notice and shall exchange in sealed envelopes their final proposal as to the Fair Market Rental Value (collectively, the "Estimates") and open such envelopes in each other's presence.  If the higher of the Estimates is no more than 105% of the lower Estimate, then the Fair Market Rental Value will be the average of the Estimates.  If the higher of the Estimates is more than 105% of the lower Estimate, and if Landlord and Tenant do not mutually agree upon the Fair Market Rental Value within five Business Days after the exchange and opening of the envelopes, then the Fair Market Rental Value shall be determined by arbitration in accordance with the expedited procedures of the Commercial Arbitration Rules of the American Arbitration Association then in force, with the following exceptions:  There shall be a single arbitrator selected by the American Arbitration Association.  The arbitrator shall be a commercial real estate broker having at least 15 years of experience in the office market area in which the Building is located and having a professional designation of CCIM or SIOR, or both designations.  The scope of the arbitrator's inquiry and determination shall be limited to whether the Landlord's or the Tenant's Estimate most closely reflects the Fair Market Rental Value and the arbitrator may not select any Value other than the Landlord's Estimate or the Tenant's Estimate.  The determination by the arbitrator shall be rendered in writing to both Landlord and Tenant and shall be final and binding on them.  The parties shall share equally in the cost of the arbitrator.  Any fees of any counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining the counsel or expert.
34.6    All options to extend the Lease Term as set forth in this article shall be null and void if Landlord and Tenant enter into any agreement extending the Lease Term on terms different than those set forth in this section.
35.    OFAC. Neither Tenant nor any of Tenant's affiliates, nor any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Lease, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department's OFAC list of prohibited countries, territories, "specifically designated nationals" ("SDNs") or "blocked persons" (each a "Prohibited Person") (which lists can be accessed at the following web address:  http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism"; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes. If at any time this representation becomes false then it shall be considered a default under this Lease and Landlord shall have the right to exercise all of the remedies set forth in this Lease including, without limitation, immediate termination of this Lease.

36.    EVENTS AFFECTING LEASE.  Notwithstanding anything in this Lease to the contrary, if Landlord, in its sole judgment, determines that (i) the creditworthiness, economic strength, or financial status of Tenant falls below a level then acceptable to Landlord, (ii) a bankruptcy proceeding is filed by or against Tenant, or (iii) the use, nature, business, activities, or reputation in the Tenant will cause harm to the Project or harm to the reputation of the Project, then Landlord may terminate the Lease on 30 days' written notice to Tenant.
37.    CORPORATE MATTERS.  Tenant represents and warrants to Landlord that RIOT BLOCKCHAIN, INC., a Nevada corporation, is authorized to transact business in Florida and that RIOT BLOCKCHAIN, INC., a Nevada corporation, the named Tenant on this Lease, is the same entity with the same tax identification number formerly known as RIOT BLOCKCHAIN, INC., a Colorado corporation, which entity was also authorized to transact business in Florida, and Tenant shall indemnify, defend, and hold Landlord harmless from any claims relating to any breach of the foregoing representation, including all costs and liabilities incurred by Landlord in connection therewith, plus attorneys' fees and costs incurred by Landlord arising from any such claims.
38.    GENERAL PROVISIONS.
38.1    Miscellaneous.  The words "including" and "include" and similar words will not be construed restrictively to limit or exclude other items not listed.  If any provision of this Lease is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Lease shall remain in full force, if the essential provisions of this Lease for each party remain valid, binding, and enforceable.  The parties may amend this Lease only by a written agreement of the parties.  There are no conditions precedent to the effectiveness of this Lease, other than those expressly stated in this Lease.  This Lease may be executed by the parties signing different counterparts of this Lease, which counterparts together shall constitute the agreement of the parties. Landlord and Tenant intend that faxed or PDF format signatures constitute original signatures binding on the parties.  This Lease shall bind and inure to the benefit of the heirs, personal representatives, and, except as otherwise provided, the successors and assigns of the parties to this Lease.  Each provision of this Lease shall be deemed both a covenant and a condition and shall run with the land.  Any liability or obligation of Landlord or Tenant arising during the Lease Term shall survive the expiration or earlier termination of this Lease.
38.2    Radon Gas.  The following notification is provided under Section 404.056(5), Florida Statutes:  "Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county health department."
38.3    Corporate Seal.  The scroll seal set forth immediately below the signature of the individual executing this Lease on Tenant's behalf has been adopted by the corporation as its seal for the purpose of execution of this Lease and the scroll seal has been affixed to this Lease as the seal of the corporation and not as the personal or private seal of the officer executing this Lease on behalf of the corporation.
38.4    Exhibits.  All exhibits, riders, and addenda attached to this Lease shall, by this reference, be incorporated into this Lease.  The following exhibits are attached to this Lease:

EXHIBIT "A"	–	Legal Description of the Project
EXHIBIT "B"	–	Location of Premises
EXHIBIT "C"	–	Intentionally Omitted
EXHIBIT "D"	–	Rules and Regulations
EXHIBIT "E"	–	Tenant Improvements
EXHIBIT "F"	–	Estoppel Certificate

39.    UBTI.  It is intended that all Rent payable to Landlord under this Lease shall qualify as "rents from real property" within the meaning of Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the "Code") and the Department of the U.S. Treasury Regulations promulgated thereunder (the "Regulations").  Should the Code or the Regulations, or interpretations of either by the Internal Revenue Service in revenue rulings or other similar public pronouncements, be changed so that any rent under this Lease no longer qualifies as "rents from real property" for purposes of Sections 512(b)(3) and 856(d) of the Code and Regulations, or any successor provision, then Rent shall be adjusted in any manner Landlord may require so that it will so qualify.  Any adjustments required under this article shall be made so as to produce the equivalent (in economic terms) Rent as payable before the adjustment and shall not increase Tenant's monetary obligations as originally provided in this Lease or decrease Tenant's rights under this Lease or result in any other adverse impact on Tenant, financial or otherwise.  The parties shall execute any further instrument as may be reasonably required by Landlord in order to give effect to these provisions.

40.    CONSTRUCTION; MERGER.  THIS LEASE HAS BEEN NEGOTIATED "AT ARM'S-LENGTH" BY LANDLORD AND TENANT, EACH HAVING THE OPPORTUNITY TO BE REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE AND TO NEGOTIATE THE FORM AND SUBSTANCE OF THIS LEASE.  THEREFORE, THIS LEASE SHALL NOT BE MORE STRICTLY CONSTRUED AGAINST EITHER PARTY BECAUSE ONE PARTY MAY HAVE DRAFTED THIS LEASE.  THIS LEASE SHALL CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES CONCERNING THE MATTERS COVERED BY THIS LEASE.  ALL PRIOR UNDERSTANDINGS AND AGREEMENTS HAD BETWEEN THE PARTIES CONCERNING THOSE MATTERS, INCLUDING ALL PRELIMINARY NEGOTIATIONS, LEASE PROPOSALS, LETTERS OF INTENT, AND SIMILAR DOCUMENTS, ARE MERGED INTO THIS LEASE, WHICH ALONE FULLY AND COMPLETELY EXPRESSES THE UNDERSTANDING OF THE PARTIES.  THE PROVISIONS OF THIS LEASE MAY NOT BE EXPLAINED, SUPPLEMENTED, OR QUALIFIED THROUGH EVIDENCE OF TRADE USAGE OR A PRIOR COURSE OF DEALINGS.
41.    NO RELIANCE.  EACH PARTY AGREES IT HAS NOT RELIED UPON ANY STATEMENT, REPRESENTATION, WARRANTY, OR AGREEMENT OF THE OTHER PARTY EXCEPT FOR THOSE EXPRESSLY CONTAINED IN THIS LEASE.
42.    JURY WAIVER; COUNTERCLAIMS.  LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE LANDLORD/TENANT RELATIONSHIP, OR THE PROJECT.  TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION TO OBTAIN POSSESSION OF THE PREMISES.

IN WITNESS WHEREOF, this Lease has been executed on behalf of Landlord and Tenant as of the Date of this Lease.
WITNESSES:

_____________________________________
Signature of Witness 1

_____________________________________
Print or type name of Witness 1

_____________________________________
Signature of Witness 2

_____________________________________
Print or type name of Witness 2
LANDLORD: W-CROCKER FIN PLACE OWNER VIII, L.L.C., a Delaware limited liability company By: /s/ James Odenbach Name: James Odenbach Title: Vice President Date Executed: 04/09/2018

_____________________________________
Signature of Witness 1

_____________________________________
Print or type name of Witness 1

_____________________________________
Signature of Witness 2

_____________________________________
Print or type name of Witness 2

TENANT:

RIOT BLOCKCHAIN, INC., a Nevada corporation

By: /s/ John O'Rourke
Name:  John O'Rourke
Title*:  CEO

[CORPORATE SEAL]

Date Executed:  03/29/18
*Must be the President, any Vice President, or Chief Executive Officer

Tenant's Taxpayer Identification Number:   _____________________

EXHIBIT "A"
LEGAL DESCRIPTION OF THE PROJECT

Parcel "A" of ONE FINANCIAL PLAZA, as recorded in Plat Book 182, Page 46 of the Public Records of Broward County, Florida

A-1

EXHIBIT "B"
LOCATION OF PREMISES

The above plan is diagrammatic only and intended to show the general location of the Premises, and is not a representation by Landlord as to any other improvements or tenants shown any of which may change from time to time.

B-1

EXHIBIT "C"
Intentionally Omitted

C-1

STATE OF	)
) ss.:
COUNTY OF	)

The foregoing instrument was acknowledged before me this ____ day of __________________, 2018, by _______________________, who is personally known to me or who has produced _____________________________ as identification.

OFFICIAL NOTARIAL SEAL:
__________________________________________

__________________________________________
(type, print, or stamp name)

NOTARY PUBLIC

My commission expires: ______________________

Commission No. ______________________

C-2

EXHIBIT "D"

RULES AND REGULATIONS
1. The sidewalks and public portions of the Project, such as entrances, passages, courts, parking areas, elevators, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by the Tenant Parties or Tenant's invitees nor shall they be used for any purpose other than ingress and egress to and from the Premises.
2. No awnings or other projections shall be attached to the outside walls of the Project.  No curtains, blinds, shades, louvered openings, or screens or anything else which may be visible from outside the Building shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord.  No aerial or antenna shall be erected on the roof or exterior walls of the Premises or on the Project.
3. No sign, advertisement, notice, or other lettering shall be exhibited, inscribed, painted, or affixed by Tenant on any part of the outside of the Premises or Project or on corridor walls or doors or mounted on the inside of any windows or within the interior of the Premises, if visible from the exterior of the Premises.  Signs on any entrance door or doors shall conform to Project standards and shall, at Tenant's expense, be inscribed, painted, or affixed for Tenant by sign makers approved by Landlord.
4. The sashes, sash doors, skylights, windows, heating, ventilating, and air conditioning vents and doors that reflect or admit light and air into the halls, passageways, or other public places in the Project shall not be covered or obstructed by the Tenant Parties. No bottles, parcels, or other articles be placed outside of the Premises.
5. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Project, nor placed in the public halls, corridors, or vestibules.
6. The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown in them.  All damages resulting from any misuse of fixtures shall be borne by the Tenant who, or whose employees, agents, or invitees, shall have caused the damages.
7. No animals of any kind (except dogs recognized as service animals under applicable law that are individually trained to do work or perform tasks for people with disabilities) shall be brought on the Premises or Project.
8. The Premises shall not be used for cooking, except that use by Tenant of Underwriters' Laboratory-approved equipment for brewing coffee, tea, hot chocolate, and similar beverages and a microwave oven for food warming shall be permitted, provided that such equipment and use is in accordance with all applicable governmental requirements.  Except for standard residential type refrigerator and microwave oven, no refrigeration or heating equipment may be placed inside the Premises without the prior written consent of Landlord in each instance. Tenant shall not cause or permit any unusual or objectionable odors to be produced  on or permeate from the Premises.
9. No office space in the Project shall be used for the distribution or for the storage of merchandise or for the sale at auction or otherwise of merchandise, goods, or property of any kind.
10. Tenant shall not make or permit to be made any unseemly or disturbing noises, radio frequency or electromagnetic or radio interference, or vibrations, or disturb, harass, or interfere with occupants of the Project or neighboring premises or those having business with them, or Landlord's agents or employees, or interfere with equipment of Landlord or occupants of the Project, whether by the use of any musical instrument, radio, television, machines or equipment, unmusical noise, or in any other way, including use of any wireless device or equipment.  Tenant shall not throw anything out of the doors or windows or down the corridors, stairwells, or elevator shafts of the Project.
11. The Tenant Parties and their invitees shall not at any time bring or keep on the Premises any firearms, inflammable, combustible, or explosive substance or any chemical substance, other than reasonable amounts of cleaning fluids and solvents required in the normal operation of Tenant's business, all of which shall only be used in strict compliance with all applicable laws.

12. Landlord shall, at Tenant's expense, have a valid pass key to all spaces within the Premises at all times during the Lease Term.  No additional locks or bolts of any kind shall be placed on any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism of the locks, without the prior written consent of the Landlord and unless and until a duplicate key is delivered to Landlord.  Tenant must, on the termination of its tenancy, restore to the Landlord all keys to stores, offices, and toilet rooms, either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay Landlord for the replacement cost of them.
13. All deliveries, removals, or the carrying in or out of any safes, freights, furniture, or bulky matter of any description may be accomplished only with the prior approval of Landlord and then only in approved areas, through the approved loading/service area doors, using the freight elevator only, during approved hours, and otherwise in accordance with Landlord's requirements.  Tenant shall assume all liability and risk concerning these movements.  All hand trucks must be equipped with rubber tires and side guards.  Landlord may restrict the location where heavy or bulky matters may be placed inside the Premises.  Landlord reserves the right to inspect all freight to be brought into the Project and to exclude all freight that can or may violate any of these Rules and Regulations or other provisions of this Lease.
14. Tenant shall not, unless otherwise approved by Landlord in its sole and absolute discretion, occupy or permit any portion of the Premises demised to it to be occupied as, by, or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone agency, telephone or secretarial service, messenger service, travel or tourist agency, a personnel or employment agency, restaurant or bar, commercial document reproduction or offset printing service, ATM or similar machines, retail, wholesale, or discount shop for sale of merchandise or food, retail service shop, labor union, school, classroom, or training facility, an entertainment, sports, or recreation facility, dance or music studio, an office or facility of a foreign consulate or any other form of governmental or quasi-governmental bureau, department, or agency, including an autonomous governmental corporation, a place of public assembly (including a meeting center, theater, or public forum), a facility for the provision of social welfare or clinical health services, a medical or health care office of any kind, a telemarketing facility, a customer service call center, a firm the principal business of which is real estate brokerage, a company engaged in the business of renting office or desk space (including the operation of an executive office suites business or flexible or shared workplace center), a public finance (personal loan) business, retail banking, trust company, depository, guarantee or safe deposit business open to the general public, savings bank, a savings and loan company open to the general public, sale to the general public of travelers checks, money orders, drafts, foreign exchange or letters of credit or for the receipt of money for transmission, or manufacturing, or any other use that would, in Landlord's reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas, or Parking Areas (including any use that would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord's efforts to lease space or otherwise interfere with the operation of the Project, unless Tenant's Lease expressly grants permission to do so.  Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including telephones, lockers, toilets, scales, amusement devices, and machines for sale of beverages, foods, candy, cigarettes, or other goods), except for those vending machines or similar devices that are for the sole and exclusive use of Tenant's employees, and then only if operation of the machines or devices does not violate the lease of any other tenant of the Project.
15. Tenant shall not create or use any advertising mentioning or exhibiting any likeness of the Project without the prior written consent of Landlord.  Landlord shall have the right to prohibit any advertising that, in Landlord's reasonable opinion, tends to impair the reputation of the Project or its desirability as a building for offices, and on notice from Landlord, Tenant shall discontinue the advertising.
16. Landlord reserves the right to exclude from the Project all persons who do not present a pass to the Project on a form or card approved by Landlord or other identification documentation required by Landlord.  Tenant shall be responsible for all its Parties who have been issued a pass at the request of Tenant and shall be liable to Landlord for all acts of those persons.
17. The Premises shall not be used for lodging or sleeping, or for any immoral, disreputable, or illegal purposes, or for any purpose that may be dangerous to life, limb, or property.
18. Any maintenance requirements of Tenant will be attended to by Landlord only on application at the Landlord's management office for the Project.  Landlord's employees shall not perform any work or do anything outside of their regular duties, unless under specific instructions from the office of Landlord.
19. Canvassing, soliciting, and peddling within the Project is prohibited and Tenant shall cooperate to prevent such activities.

20. In order to obtain maximum effectiveness of the cooling system, Tenant shall lower and/or close Venetian or vertical blinds, shades or drapes when the sun's rays fall directly on the exterior windows of the Premises.
21. If, in Landlord's reasonable opinion, the replacement of ceiling tiles becomes necessary after they have been removed on behalf of Tenant by telecommunications company installers or others (in both the Premises and the public corridors), the cost of replacements shall be charged to Tenant on a per-tile basis.
22. All paneling or other wood products not considered furniture that Tenant shall install in the Premises shall be of fire retardant materials.  Before the installation of these materials, Tenant shall submit to Landlord a satisfactory (in the reasonable opinion of Landlord) certification of the materials' fire retardant characteristics.
23.  The Tenant Parties and their invitees shall not be permitted to occupy at any one time more than the number of parking spaces in the Parking Areas permitted in the Lease (including any parking spaces reserved exclusively for Tenant).  Usage of parking spaces shall be in common with all other tenants of the Project and their employees, agents, contractors, and invitees.  All parking space usage shall be subject to any reasonable rules and regulations for the safe and proper use of parking spaces that Landlord may prescribe.  The Tenant Parties and their invitees shall abide by all posted roadway signs in and about the parking facilities.  Landlord shall have the right to tow or otherwise remove vehicles of the Tenant Parties and their invitees that are improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of Tenant or the owner of the vehicle, or both, and without liability to Landlord.  Upon request by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of the Tenant Parties.  Tenant acknowledges that reserved parking spaces, if any, shall only be reserved during the hours of 8:00 a.m. to 5:00 p.m., Monday through Friday, Legal Holidays excluded.  Parking spaces may be used for the parking of passenger vehicles only and shall not be used for parking commercial vehicles or trucks (except sports utility vehicles, mini-vans, and pick-up trucks utilized as personal transportation), boats, personal watercraft, or trailers.  No parking space may be used for the storage of equipment or other personal property.  Overnight parking in the Parking Areas is prohibited.  Landlord, in Landlord's sole and absolute discretion, may establish from time to time a parking decal or pass card system, security check-in, or other reasonable mechanism to restrict parking in the Parking Areas.  Landlord reserves the right to charge Tenant an administrative fee of $50.00 per violation of the foregoing rules.
24. All trucks and delivery vans shall be parked in designated areas only and not parked in spaces reserved for cars.  All delivery service doors are to remain closed except during the time that deliveries, garbage removal, or other approved uses are taking place.  All loading and unloading of goods shall be done only at the times, in the areas, and through the entrances designated for loading purposes by Landlord.
25. Tenant shall be responsible for the removal and proper disposition of all crates, oversized trash, boxes, and items termed garbage from the Premises.  The corridors and parking and delivery areas are to be kept clear of these items.  Tenant shall provide convenient and adequate receptacles for the collection of standard items of trash and shall facilitate the removal of trash by Landlord.  Tenant shall ensure that liquids are not disposed of in the receptacles.
26. Landlord shall not be responsible for lost or stolen personal property, equipment, or money occurring anywhere on the Project, regardless of how or when the loss occurs.
27. Tenant shall not conduct any business, loading or unloading, assembling, or any other work connected with Tenant's business in any public areas.
28. Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, and electric facilities, or any part or appurtenance of the Premises.
29. Tenant agrees and fully understands that the overall aesthetic appearance of the Project is of paramount importance; thus Landlord shall maintain complete aesthetic control over any and every portion of the Premises visible from outside the Premises including all fixtures, equipment, signs, exterior lighting, plumbing fixtures, shades, awnings, merchandise, displays, art work, wall coverings, or any other object used in Tenant's business.  Landlord's control over the visual aesthetics shall be complete and arbitrary.  Landlord will notify Tenant in writing of any aesthetic deficiencies and Tenant will have seven days to correct the deficiencies to Landlord's satisfaction or Tenant shall be in default of this Lease and the Default article shall apply.

30. Tenant shall not install, operate, or maintain in the Premises or in any other area, any electrical equipment that does not bear the U/L (Underwriters Laboratories) seal of approval, or that would overload the electrical system or any part of the system beyond its capacity for proper, efficient, and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Project.  Tenant shall not furnish any cooling or heating to the Premises, including  the use of any electronic or gas heating devices.
31. Smoking is only permitted in such areas as Landlord may from time to time designate. Landlord shall have the right, but not the obligation, to designate an area or areas as "Designated Smoking Areas."  Landlord shall have the right to change such Designated Smoking Areas and to enact future rules and regulations concerning smoking in such Designated Smoking Areas, including the right in Landlord's discretion, to prohibit smoking in the Designated Smoking Areas or the right to refuse to designate Designated Smoking Areas.  Tenant agrees to comply in all respects with Landlord's prohibition and regulation of smoking and to enforce compliance against its employees, agents, invitees and other persons under the control and supervision of Tenant.  "Smoking" means inhaling, exhaling, burning, or carrying any lighted cigar, cigarette, pipe, or other smoking or nicotine delivery system or equipment or device in any manner or form, whether electronic or otherwise.
32. Tenant shall not allow the Premises to be occupied by more than five persons per 1,000 square feet of rentable area.
33. Tenant will take all steps necessary to prevent: inadequate ventilation, emission of chemical contaminants from indoor or outdoor sources, or both, or emission of biological contaminants.  Tenant will not allow any unsafe levels of chemical or biological contaminants (including volatile organic compounds ["VOCs"]) in the Premises, and will take all steps necessary to prevent the release of contaminants from adhesives (for example, upholstery, wallpaper, carpet, machinery, supplies, and cleaning agents) and excess VOC levels.
34. Tenant shall comply with any recycling programs for the Project implemented by Landlord from time to time.
35. Tenant shall not obtain for use in the Premises ice, drinking water, towel, barbering, bootblacking, floor polishing, lighting maintenance, cleaning, or other similar services from any persons not authorized by Landlord in writing to furnish the services.
36. Tenant shall not place a load on any floor of the Premises exceeding the floor load per square foot area that such floor was designed to carry.  Landlord reserves the right to prescribe the weight limitations and position of all heavy equipment and similar items, and to prescribe the reinforcing necessary, if any, that in the opinion of Landlord may be required under the circumstances, such reinforcing to be at Tenant's expense.
37. All contractors performing work to the structure or systems of the Project must be approved by Landlord.
38. Tenant shall comply with all rules and regulations imposed by Landlord as to any messenger center Landlord may establish for the Project and as to the delivery of letters, packages, and other items to the Premises by messengers.
39. Landlord reserves the right to grant or deny access to the Project to any telecommunications service provider that is not currently serving the Project.  Access to the Building by any telecommunications service provider (unless through Landlord's current Building telecommunications provider's lines) shall be governed by the terms of Landlord's standard telecommunications license agreement and access fees, which must be executed and delivered to Landlord by such provider before it is allowed any access whatsoever to the Project.  Should a Tenant require telephonic, data wiring or other communication service, Landlord will direct the installers where and how wires are to be introduced and placed, and none shall be introduced or placed except as Landlord shall direct.
40. Neither Tenant nor Tenant's agents, vendors, or contractors shall lift, remove or in any way alter or disturb any of the interior ceiling materials of the Premises or Building, nor shall any of same have any access whatsoever to the area above the interior ceiling of the Premises or the Building, except with the prior written consent of Landlord and in accordance with guidelines established by Landlord.
41. No vinyl wall covering may be installed on any interior side of any wall which comprises an exterior wall of the Building, unless the wall covering was manufactured using a micro-venting procedure having no less than 140 needle/venting holes per square inch, and Tenant shall provide a letter from the wall covering manufacturer confirming such process.

42. Landlord may, on request by any tenant, waive compliance by the tenant with any of the Rules and Regulations provided that (a) no waiver shall be effective unless in writing and signed by Landlord or Landlord's authorized agent, (b) a waiver shall not relieve the tenant from the obligation to comply with the rule or regulation in the future unless expressly consented to by Landlord, and (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the Rules and Regulations unless the other tenant has received a similar waiver in writing from Landlord.
43. Whenever these Rules and Regulations directly conflict with any of the rights or obligations of Tenant under this Lease, this Lease shall govern.

EXHIBIT "E"
TENANT IMPROVEMENTS
None:  As-Is

Condition of Premises.  Landlord has made no representation or promise as to the condition of the Premises.  Landlord shall not perform any alterations, additions, or improvements in order to make the Premises suitable and ready for occupancy and use by Tenant.  Tenant has inspected the Premises, is fully familiar with the physical condition of the Premises, and shall accept the Premises "as-is," "where-is," without any warranty, express or implied, or representation as to fitness or suitability.  Landlord shall not be liable for any latent or patent defect in the Premises.  Notwithstanding the foregoing, Landlord shall, at its expense using Building standard materials, paint the interior walls of the Premises eggshell white and clean the carpeting within the Premises.

E-1

EXHIBIT "F"
TENANT ESTOPPEL CERTIFICATE

TO:    _______________________
TO:    _______________________
TO:    _______________________
"Lease" dated ______________, between _____________  as "Landlord" and ___________________ as "Tenant" for "Premises" described in the Lease as Suite __________, and which are a part of the "Property" located at _____________________________
Ladies and Gentlemen:
This estoppel certificate and agreement (this "Agreement") is furnished by Tenant to ________________ (the "Buyer"). Tenant understands that Buyer is relying upon Tenant's statements and agreements in acquiring the Property.  This Agreement may also be relied upon by any lender making a loan to be secured by the Property.
Tenant represents and certifies as set forth below.
1.     A true and complete copy of the Lease, including, if any, all amendments and modifications, is attached as Exhibit "A".  There are no side letters or other arrangements relating to the Premises or the Property.
2.     The Lease has not been assigned, amended, or modified in any way, nor have the Premises been sublet in whole or in part, except for the following [if no exceptions are stated, there are NONE]:___________________________________________________________.
3.     The Lease is presently in full force and effect according to its terms and is the valid and binding obligation of Tenant.
4.     Neither Tenant nor Landlord is in default under the Lease nor does any state of facts exist which with the passage of time or the giving of notice, or both, could constitute a default under the Lease.
5.     The Premises contain ________ rentable square feet.
6.     All conditions under the Lease to be satisfied by Landlord as of the date of this Agreement (including, without limitation, all work, if any, to be performed by Landlord in the Premises or at the Property) have been satisfied, and all contributions, if any, required to be paid by Landlord under the Lease to date for improvements to the Premises have been paid, except as hereafter stated [if no exceptions are stated, there are NONE]:_______________________ ___________________________________________________________________________________________________________________________________________________________.
7.     Tenant is in possession of the Premises and is fully obligated to pay and is paying the rent and other charges due under the Lease and is fully obligated to perform and is performing all other obligations of Tenant under the Lease, except as hereafter stated [if no exceptions are stated, there are NONE]: ____________________________________________.
8.     The term of the Lease commenced on ____________________ and expires on _______________________.
9.     The Lease does not provide for any payments (including, without limitation, rent credits) by Landlord to Tenant which are presently due and payable, or which are due and payable in the future, except as hereafter stated [if no such payments or credits are stated, there are NONE]:___________________________________________________________________.

10.     Except as set forth in the Lease, Tenant is not entitled to any discounting, abatement, or offsetting of rents, except as hereafter stated [if no discounts, abatements, or offsets are stated, there are NONE]:_________________________________________________ ________________________.
11.     The Premises are in good order and repair, reasonable wear and tear excepted, and, to the best of Tenant's knowledge, all conditions under the Lease to be performed by the Landlord have been satisfied.
12.     On this date, to the best of Tenant's knowledge, there are no existing defenses or off-sets which Tenant has against the enforcement of the Lease by Landlord, except as hereafter stated [if no exceptions are stated, there are NONE]: _________________________ ______________________________________.
13.     The base rent being paid under the Lease is $__________ per month ($__________ per annum).  Additional rent for operating expenses or common area maintenance charges payable under the Lease is currently $___________ per month.
14.     All reconciliations of additional rent payments for operating expenses or common area maintenance charges payable under the Lease for all calendar years preceding the current calendar year have been made by Landlord and all payments owed to Tenant on account of such reconciliations have been made to Tenant.
15.     Except as hereafter stated, no rent has been paid more than one month in advance of the due date and no security has been deposited with the Landlord [if no advance rents or security deposits are stated, there are NONE]:________________________________________
_____________________________________________________________________________.
16.     Tenant shall not make any prepayment of rent under the Lease more than one month in advance of the date when due.
17.     Except as hereafter stated, the Tenant has no options to extend the Lease, to lease additional space at the Property, or to purchase any part of the Property, and the Tenant has no right of refusal as to leasing additional space or as to purchasing any part of the Property [if no options or rights of refusal are stated, there are NONE]: _____________________________________________________________________________________________________________.
18.     Tenant has the right to use a total of _____ parking spaces at the Property of which total ______ are assigned spaces and ______ are unassigned spaces.
19.     There are no actions, whether voluntary or otherwise, pending or threatened against the Tenant under the bankruptcy or insolvency laws of the United States or any similar state laws.
20.     This Agreement shall inure to the benefit of Buyer, its successors and assigns (including, without limitation, a purchaser at or after foreclosure), and any lender making a loan to  be secured by the Property and shall be binding upon Tenant and Tenant's successors and permitted assigns.
21.     Upon request, Tenant shall also execute an estoppel certificate and subordination agreement acceptable to any lender making a loan to be secured by the Property.
DATED and executed (as an instrument under seal) as of _____________, 201__.

TENANT:

_______________________________________

By:______________________________________
Name:___________________________________
Its:______________________________________

Sworn to, subscribed, and acknowledged before me this _______ day of ____________, 201__, by ____________________________, who is personally known to me or who has produced ___________________________________ as identification.

OFFICIAL NOTARIAL SEAL:
___________________________________

___________________________________
(Type, print, or stamp name)
Notary Public

Commission No. ____________________

My Commission Expires: